EXHIBIT 10.56 (b)

Mortgage Agreement

Between

China Construction Bank, Sichuan Branch

and

Leshan-Phoenix Semiconductor Company Ltd.

Article 1 Parties to this Agreement

The Parties to this Agreement are as follows:

1.1	China Construction Bank, Sichuan Branch (hereinafter referred to as Mortgagee)

Legal address: Tidu Street 86#, Chengdu, Sichuan Province

Legal representative: Zhao Fugao

1.2	Leshan-Phoenix Semiconductor Company Ltd. (hereinafter referred to as Mortgagor)

Legal address: Renmin West Road 27, Leshan, Sichuan Province

Legal representative: William Meder

Article 2 Definitions and Interpretations

Unless otherwise specified herein, terms used in this Mortgage Agreement shall have the same meaning as assigned to them in the Loan Agreement:

2.1	This Agreement refers to this Mortgage Agreement (File number: (2003) (01) 1) (translated from Mandarin “2003 01-1”).

2.2	Loan Agreement refers to the Loan Agreement (File number: (2003) (01) (translated from Mandarin “2003 01”) executed by and between Mortgagee and Mortgagor on December 12, 2003.

2.3	Third Party refers to any party other than Mortgagee and Mortgagor.

Article 3 Background and Purpose of this Agreement

3.1	Mortgagor and Mortgagee entered into the Loan Agreement of even date hereof for purposes of extending the Loan by Mortgagee to Mortgagor thereunder.

3.2	In order to endure that Mortgagor shall repay to Mortgagee the principal and interest pursuant to the terms and conditions of the Loan Agreement, Mortgagor is willing to mortgage the Mortgaged Assets to Mortgagee as security for repayment of principal and interest of the Loan.

3.3	Pursuant to Section 10.4 of the Loan Agreement and in accordance with the Contract Law of the People’s Republic of China, the Guarantee Law of the People’s Republic of China and the provisions of other relevant laws and regulations, the Parties have concluded this Agreement upon the basis of friendly negotiations.

Article 4 Mortgaged Assets

4.1	The Mortgaged Assets mortgaged under this Agreement shall be the assets as listed in the Checklist of the Mortgaged Assets (as Annex 1 to this Agreement). The value of the Mortgaged Assets is to be determined by the Assets Evaluation Report (Annex 2 to this Agreement).

4.2	The mortgage registration certificates for the Mortgaged Assets shall be those mortgage registration certificates as issued by the competent governmental department(s) with which the Mortgaged Assets are registered pursuant to the Article 12 of this Agreement.

4.3	In case where changes have occurred in relation to the contents of the mortgage registration certificates, such changes shall have to be confirmed in writing by Mortgagor and Mortgagee and such written confirmations shall be regarded as an annex to this Agreement.

Article 5 Coverage of Mortgage

5.1	The secured amount covered by the mortgage under this Agreement shall be Forty Eight Million US Dollars (US$48,000,000) as the principal under the Loan Agreement, its interest (including the default interest as specified in Section 8.1 of the Loan Agreement) and any expense incurred by Mortgagee in realizing the rights of Mortgagee in the Mortgaged Assets.

5.2	As Mortgagor duly makes payment of principal and interests, Mortgagee will, when requested by Mortgagor in writing, release such quantity of the Mortgaged Assets, not more frequently than once every six (6) months, for a value corresponding to the amount of the Loan having been paid by then. Upon any prepayment by Mortgagor of the principal of the Loan amounting to no less than Two Million and Four Hundred Thousand US Dollars (US$2,400,000), however, Mortgagee shall promptly release the Mortgaged Assets proportionate to the amount of the prepaid Loan.

Article 6 Representations and Warranties

6.1	Mortgagor hereby represents and warrants as follows:

6.1.1	Mortgagor has legal title to and ownership of the Mortgaged Assets;

6.1.2	The Mortgaged Assets are not under any pending disputes or, subject to any attachment or detainment;

6.1.3	Mortgagor shall not sell, transfer, giving away as gift or otherwise dispose of the Mortgaged Assets without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld; Mortgagee shall provide its decision of consent or disagreement (with proper explanation) in writing within ten (10) days of Mortgagor’s written notice of its intent to take such acts;

6.1.4	In case where Mortgagor has entered into a transaction with a Third Party for the lease of the Mortgaged Assets, Mortgagor shall, within five (5) Business Days of the execution of the lease agreement or other similar document(s), provide Mortgagee with a copy of such lease agreement or other similar documents. Mortgagee shall keep the documents and the information therein confidential;

6.1.5	Within the valid term of this Agreement, Mortgagor shall not mortgage the Mortgaged Assets to any Third Party without the prior written consent of Mortgagee;

6.1.6	Within the valid term of this Agreement Mortgagor shall not intentionally relocate, hide or cause damage to the Mortgaged Assets;

6.1.7	The information as disclosed by Mortgagor to Mortgagee with regard to the status and conditions of the Mortgaged Assets is complete and accurate in all material respects;

6.1.8	Within ten (10) Business Days after the Loan Agreement has become effective, Mortgagor shall submit all the documents to the recording department for registration of the mortgage;

6.1.9	If, following the fulfillment of the governmental formalities as described in Article 6.1.8 and Article 12.1 of this Agreement, the governmental bodies require that the mortgage registration in relation to the Mortgaged Assets be renewed, Mortgagor shall go through such renewal formalities in order that the registration of the mortgage under this Agreement shall always remain in effect. After the renewal formalities are fulfilled, Mortgagor shall furnish Mortgagee with a copy of the relevant documents evidencing the fulfillment of such formalities;

6.2	Mortgagee hereby represents and warrants that in the event it assigns its rights as a creditor during the valid term of this Agreement, Mortgagee shall notify Mortgagor in writing promptly.

Article 7 Exercise of Rights over Mortgage

7.1	Should the event under Section 13.1.1 of the Loan Agreement occur and after notice from Mortgagee and the lapsing of the cure period as set forth in Section 13.1 of the Loan Agreement, Mortgagee shall have the right to dispose of the Mortgaged Assets to realize the right under the Loan Agreement pursuant to the provisions of Section 13.2 under the Loan Agreement:

Article 8 Term of the Mortgage

8.1	The mortgage under this Agreement shall be valid from the date when this Agreement comes into force and shall remain in full force until all the principal and interest has been repaid by Mortgagor pursuant to the terms and conditions as set forth in the Loan Agreement.

Article 9 Relationship between this Agreement and the Loan Agreement

9.1	Following the Draw-down Date, the validity of this Agreement shall be independent of that of the Loan Agreement. This Agreement shall be amended upon any modifications of the Loan Agreement (including but not limited to the extension of the repayment period, the increase or decrease of the principal of the Loan) in accordance therewith.

Article 10 Possession, Use and Maintenance of the Mortgaged Assets

10.1	During the valid term of the mortgage, Mortgagor shall retain possession of the Mortgaged Assets under this Agreement. Mortgagor shall undertake the obligations to possess, use and maintain the Mortgaged Assets in accordance with the relevant provisions and to ensure that the Mortgaged Assets shall not be used in any unreasonable manner. Mortgagor agrees to allow Mortgagee or its authorized representatives to check and examine the conditions of the Mortgaged Assets from time to time subject to prior notice from Mortgagee.

10.2	Mortgagor shall provide Mortgagee with other means of security acceptable to Mortgagee in the event that the Mortgaged Assets are damaged or destroyed by any uninsured act of Mortgagor’s under the Insurance Policy.

Article 11 Insurance

11.1	Mortgagor shall insure the Mortgaged Assets and always keep them insured with the Insurance Company recognized by Mortgagee and name Mortgagee as the primary beneficiary.

11.2	While Mortgagee’s security interests in the Mortgaged Assets duly exist, Mortgagor shall punctually pay any premium and fulfill any obligations necessary for effecting and maintaining in force each insurance policy and deliver to Mortgagee copies of the relevant insurance documents evidencing continuous insurance over the Mortgaged Assets during the term of the Loan.

11.3

Any Insurance Proceeds paid by the Insurance Company to Mortgagee not exceeding RMB 4.0 million shall be returned by Mortgagee to Mortgagor upon its receipt thereof from the Insurance Company. The use of any Insurance

Proceeds exceeding such amount shall be determined through discussion between Mortgagor and Mortgagee.

11.4	Mortgagor shall comply with the provisions of the Insurance Policy and shall not vary or cause a material change to the Insurance Policy unless it obtains Mortgagee’s prior written consent, which shall not be unreasonably withheld.

11.5	Mortgagor shall keep Mortgagee informed from time to time of the performance of the Insurance Policy and shall notify Mortgagee of the following events:

11.5.1	occurring of any insured risk;

11.5.2	changes of the Insurance Policy, including, without limitation, changes of the coverage of risks insured, and the amounts of the coverage, the assets insured and other terms of the Insurance Policy.

11.5.3	change of the Insurance Company.

Article 12 Mortgaged Assets Registration

12.1	Within ten (10) Business Days after the Loan Agreement becomes effective, Mortgagor shall deliver to the relevant authoritative agency where the Mortgaged Assets are located documents necessary for registration of the mortgagee.

Article 13 Breach and Remedies

13.1	During the valid term of the mortgage if Mortgagor breaches its obligations herein this Agreement, Mortgagee shall have the right to require Mortgagor to rectify its breach within a specified period of time. If Mortgagee suffers any loss caused by such breach, Mortgagor shall compensate Mortgagee for such loss.

13.2	If Mortgagor or Mortgagee fails to fulfill all or part of its obligations provided under this Agreement, it shall be liable and compensate the other Party for the loss caused by such breach.

Article 14 Expenses

14.1	All expenses necessarily incurred under this Agreement shall be borne by Mortgagor (including but not limited to expenses caused for insurance, notarization, evaluation, registration, and customs duty).

14.2	In the event where Mortgagee pays a fee on Mortgagor’s behalf which Mortgagor is required to pay herein, Mortgagee will provide official receipts and other documents as Mortgagor may request showing such payment for reimbursement by Mortgagor.

Article 15 Dispute Settlement

15.1	In case where a dispute arises out of the performance of this Agreement, the Parties shall endeavor to settle the dispute by negotiation. When a compromise cannot be achieved, either Party may submit the dispute to the court of competent jurisdiction located at the locality of Mortgagee for judicial remedies.

15.2	In case of litigation, the undisputed terms of this Agreement shall continue to be performed by the Parties.

Article 16 Miscellaneous

16.1	This Agreement shall become effective and binding upon the execution by the legal representatives (or duly authorized representatives) of the Parties, together with the seals of the Parties affixed hereto and any necessary registration with the appropriate governmental authorities.

16.2	Without written consent of Mortgagee and Mortgagor, this Agreement shall not be modified, revised or amended.

16.3	No right or obligations under this Agreement shall be assigned to any Third Party without the prior written consent of Mortgagee and Mortgagor.

16.4	This Agreement shall be executed in both English and Chinese language versions, both versions shall be equally authentic and shall have the same legal effect. In the event of any discrepancy between the two language versions, the Chinese version shall control.

16.5	This agreement is executed in ten (10) originals in the English language and ten (10) originals in the Chinese language, and each party shall retain two (2) originals of each language version.

16.6	This Agreement, the rights and obligation of Mortgagee and Mortgagor hereto and any claim or dispute relating thereto, shall be governed by and construed in accordance with the laws of the People’s Republic of China.

16.7	This Agreement is executed by the Parties on December 12, 2003 in Chengdu, Sichuan Province.

Mortgagee: China Construction Bank, Sichuan Branch (Seal)

/S/ WU MINHAO
Legal (or duly authorized) Representative: Wu Minhao

Mortgagor: Leshan-Phoenix Semiconductor Company Ltd. (Seal)

/S/ H. F. LEE
Legal (or duly authorized) Representative: H. F. Lee